As filed with the Securities and Exchange Commission on ____________, 2002

REGISTRATION STATEMENT NO.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SNB BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2107916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4219 Forsyth Road

Macon, Georgia 31210

(Address and Zip Code of Principal Executive Offices)

SNB Bancshares, Inc. 1996 Incentive Stock Option Plan

SNB Bancshares, Inc. 1999 Incentive Stock Option Plan

SNB Bancshares, Inc. 2002 Incentive Stock Option Plan

(Full title of the Plan)

H. Averett Walker

SNB Bancshares, Inc.

4219 Forsyth Road

Macon, GA 31210

(478) 722-6200

(Name, address, and telephone number, including area code, of agent for service)

WITH COPIES TO:

Edward J. Harrell

Martin Snow, LLP

240 Third Street

P. O. Box 1606

Macon, Georgia 31202-1606

(478) 749-1727

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed Maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 Par Value	426,250 Shares	$19.51	$8,316,137.50	$2,079.00

1) This Registration Statement shall also cover any additional shares of Registrant's Common Stock that become issuable under the plans described herein by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2002;

(b) The Registrant's Quarterly Report for the quarter ended March 31, 2002.

(c) Description of the Registrant's $1.00 par value Common Stock is contained on page 28 of the Prospectus of SNB Bancshares, Inc. (the "Registrant") relating to 846,748 shares of its common stock issued in connection with the merger of Crossroads Bancshares, Inc. and the Registrant which is part of the Registration Statement under the Securities Act of 1933 on Form S-4 filed with the Securities and Exchange Commission on April 13, 1998 (File Number 333-49977).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the "Code") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Code, failed to comply with Section 14-2-853 of the Code or was adjudged liable according to Section 14-2-851 of the Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Code, the court may also order the corporation to pay the director's reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

Section 14-2-852 of the Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Code. Section 14-2-857 of the Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

Section 14-2-858 of the Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

Section 9.1 of the Registrant's Bylaws (the "Bylaws") provides that any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the corporation for reasonable expense actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the corporation, or that he is or was serving, at the request of the corporation, trust or other organization or enterprise; provided; however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the corporation, or to such other firm, corporation, trust, organization, or enterprise; and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the corporation, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.

Section 9.2 of the Bylaws provides that expenses incurred in defending any action, suit or proceeding referred to above may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as provided above.

Section 9.3 of the Bylaws provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of the Registration Statement:

Exhibit	Description

4.1	SNB Bancshares, Inc. 1996 Incentive Stock Option Plan (incorporated by reference as Exhibit 10(c) to the Registrant's Form SB-2 filed on September 4, 1996, File No. 333-11371).
4.2	SNB Bancshares, Inc. 1999 Incentive Stock Option Plan (incorporated by reference as Appendix A to the Registrant's Definitive Proxy Statement filed on March 30, 1999, File No. 000-23261).
4.3	SNB Bancshares, Inc. 2002 Incentive Stock Option Plan (incorporated by reference as Appendix A to the Registrant's Definitive Proxy Statement filed on March 15, 2002, File No. 000-23261).
5	Opinion and consent by Martin Snow, LLP
23.1	Consent of Martin Snow, LLP (contained in Exhibit 5)
23.2	Letter of Consent of McNair, McLemore, Middlebrooks & Co., LLP
24	Powers of Attorney (contained on page 8)

ITEM 9. UNDERTAKINGS
(a)	The undersigned Registrant undertakes
	1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c)

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy Page 6 of 25 as expressed in the Securities Act of 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on the 18th day of July, 2002.

SNB BANCSHARES, INC.

BY: /s/ H. AVERETT WALKER

H. AVERETT WALKER

President, Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. AVERETT WALKER as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with either having full authority to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done regarding the aforesaid, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE

/s/H. AVERETT WALKER H. Averett Walker	President, Chief Executive Officer and Director
/s/EDWARD M. BECKHAM, II Edward M. Beckham, II	Director
/s/ALFORD C. BRIDGES Alford C. Bridges	Director
/s/BENJAMIN W. GRIFFITH, III Benjamin W. Griffith, III	Director
/s/ROBERT C. HAM Robert C. Ham	Director
/s/ROBERT T. MULLIS Robert T. Mullis	Director
/s/BEN G. PORTER Ben G. Porter	Director
/s/JOHN W. RAMSEY John W. Ramsey	Director
/s/ROBERT A. STALNAKER Robert A. Stalnaker	Director
/s/H. CULLEN TALTON, JR. H. Cullen Talton, Jr.	Director
/s/JOE E. TIMBERLAKE, III Joe E. Timberlake, III	Director
/s/LARRY WALKER Larry Walker	Director
/s/RICHARD W. WHITE, JR. Richard W. White, Jr.	Director

INDEX TO EXHIBITS
Exhibit	Description
4.1	SNB Bancshares, Inc. 1996 Incentive Stock Option Plan (incorporated by reference as Exhibit 10(c) to the Registrant's Form SB-2 filed on September 4, 1996, File No. 333-11371).
4.2	SNB Bancshares, Inc. 1999 Incentive Stock Option Plan (incorporated by reference as Appendix A to the Registrant's Definitive Proxy Statement filed on March 30, 1999, File No. 000-23261).
4.3	SNB Bancshares, Inc. 2002 Incentive Stock Option Plan (incorporated by reference as Appendix A to the Registrant's Definitive Proxy Statement filed on March 15, 2002, File No. 000-23261).
5	Opinion and consent by Martin Snow, LLP
23.1	Consent of Martin Snow, LLP (contained in Exhibit 5)
23.2	Letter of Consent of McNair, McLemore, Middlebrooks & Co., LLP
24	Powers of Attorney (contained on page 8)

EXHIBIT 5

Opinion and Consent of Martin Snow, LLP

July 18, 2002

SNB Bancshares, Inc.

4219 Forsyth Road

Macon, Georgia 31210

RE:	SNB Bancshares Inc. 1996 Incentive Stock Option Plan
SNB Bancshares Inc. 1999 Incentive Stock Option Plan
SNB Bancshares Inc. 2002 Incentive Stock Option Plan

Ladies and Gentlemen:

This opinion is given in connection with the filing by SNB Bancshares, Inc., a corporation organized under the laws of the State of Georgia (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement" ) with respect to the registration of 426,250 shares of the $1.00 par value Common Stock of the Company ("Company Common Stock") which may be issued pursuant to the grant of stock (the "Grant") under the SNB Bancshares, Inc. 1996 Incentive Stock Option Plan, SNB Bancshares, Inc. 1999 Incentive Stock Option Plan and SNB Bancshares, Inc. 2002 Incentive Stock Option Plan (the "Plans").

In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein, including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Plan.

For purposes of this opinion, we assume that all awards of Stock have been or will be granted in accordance with the Plans.

Based on the foregoing, it is our opinion that the shares of Company Common Stock to be issued upon the grant of stock under the Plans, in accordance with the terms of the Plans, upon receipt in full by the Company of the consideration prescribed for each share pursuant to the Options, will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

MARTIN SNOW, LLP

/s/ EDWARD J. HARRELL

Edward J. Harrell

EXHIBIT 23.2

Letter of Consent of McNair, McLemore, Middlebrooks & Co., LLP

McNair, McLemore, Middlebrooks & Co., LLP

389 Mulberry Street

Macon, Georgia 31201

SNB Bancshares, Inc.

4219 Forsyth Road

Macon, Georgia 31210

RE: CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2002, in the 2001 Annual Report to stockholders of SNB Bancshares, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

McNair, McLemore, Middlebrooks & Co., LLP

July 18, 2002

Macon, Georgia